MACDONALD TUSKEY
CORPORATE AND SECURITIES LAWYERS

Suite 1210, 777 Hornby Street	Telephone: (604) 689-1022
Vancouver, B.C.	Facsimile: (604) 681-4760
V6Z 1S4 CANADA	Email: info@wlmlaw.ca
Email: wmacdonald@wlmlaw.ca
Email: svirani@wlmlaw.ca
Email: lkowan@wlmlaw.ca

Our File No.                             0807-1 / W0003200

June 5, 2008

Eden Energy Corp.
1680 – 200 Burrard Street
Vancouver, B.C., V6C 3L6

Dear Sirs:

Re:	Common Stock of Eden Energy Corp. Registered on Form SB-2, originally filed on September 28, 2005 and amended on November 7, 2005
Post-Effective Amendment No. 6 on Form S-1 filed on June 5, 2008

We have acted as counsel to Eden Energy Corp. (the “Company”), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on June 5, 2008, of a post-effective amendment no. 5 to a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of 1,884,941 shares of the Company’s common stock (the “Registered Shares”) for resale by certain selling shareholders named in the Registration Statement.

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares were duly and validly authorized and issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the States of New York and Washington.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

W.L. MACDONALD LAW CORPORATION

/s/ W.L. Macdonald Law Corporation